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                                                        EXHIBIT 1(p)

                         PAINEWEBBER INVESTMENT SERIES

                     AMENDMENT TO DECLARATION OF TRUST AND
                  CERTIFICATE OF VICE PRESIDENT AND SECRETARY


     I, Dianne E. O'Donnell, Vice President and Secretary of PaineWebber Investment Series ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions which became effective on November 10, 1995 and November 29, 1995, as indicated below:

Resolutions Effective November 10, 1995:
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     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class D shares" of PaineWebber Global Income Fund be renamed the "Class C" shares of that Fund; and be it further

     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class C shares" of PaineWebber Global Income Fund be renamed the "Class Y" shares of that Fund.

Resolutions Effective November 29, 1995:
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     WHEREAS, the three series of shares of beneficial interest of the Trust designated as the "PaineWebber Europe Growth Fund," "PaineWebber Global Energy Fund" and "PaineWebber Global Growth and Income Fund" have terminated pursuant to Section 4(c) of Article XI of the Trust's Declaration of Trust as a result of each series' participation in a reorganization pursuant to which all its assets and liabilities were acquired by another investment company in exchange for shares of beneficial interest in that investment company, which shares were then distributed to the series' shareholders; and

     WHEREAS, a fourth series of shares of beneficial interest designated as the "PaineWebber Intermediate Income Fund," which was established in 1991 but which never acquired any assets or shareholders, should be abolished and terminated; now therefore be it

     RESOLVED, that PaineWebber Intermediate Income Fund be terminated and abolished pursuant to Section 2 of Article III of the Trust's Declaration
     of Trust; and be it further
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     RESOLVED, that Section 1 of Article III of the Trust's Declaration of Trust
     be amended to reflect the termination of PaineWebber Europe Growth Fund, PaineWebber Global Energy Fund, PaineWebber Global Growth and Income Fund and PaineWebber Intermediate Income Fund, the amended section to read, in relevant part, as follows:

          Section 1 ... Without limiting the authority of the Trustees set forth in this Section 1 to establish and designate any further Series, the Trustees have established one Series of Shares to be known as the "PaineWebber Global Income Fund."


Dated:  November 30, 1995        By:/s/Dianne E. O'Donnell
                                    ----------------------
                                      Dianne E. O'Donnell
                                      Vice President and Secretary


New York, New York (ss)

Subscribed and sworn to before me this 30th day of November 1995.


  /s/Karyn Freeman
 --------------------
     Notary Public